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FOR IMMEDIATE RELEASE:                              CONTACT:

Valhi, Inc.                                         Bobby D. O'Brien
Three Lincoln Centre                                Vice President
5430 LBJ Freeway                                    (972) 233-1700
Suite, 1700
Dallas, Texas  75240-2697



                     VALHI REPORTS THIRD QUARTER RESULTS AND
                DELAY IN FILING ITS QUARTERLY REPORT ON FORM 10-Q


     DALLAS, TEXAS . . November 14, 2005. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $18.5 million, or $.16 per diluted share, in the third quarter of 2005 compared to income of $16.3 million, or $.14 per diluted share, in the third quarter of 2004. For the first nine months of 2005, Valhi reported income from continuing operations of $82.9 million, or $.69 per diluted share, compared to income of $298.1 million, or $2.48 per diluted share, in the first nine months of 2004. The Company's results in 2004 include certain significant income tax benefits, as discussed below.

     Chemicals sales increased $6.0 million in the third quarter of 2005 compared to the third quarter of 2004, and increased $50.6 million in the first nine months of 2005, due to the net effects of higher average TiO2 selling prices, lower TiO2 sales volumes as well as the favorable effect of fluctuations in foreign currency exchange rates, which increased chemicals sales by approximately $2 million and $24 million in the third quarter and first nine month periods, respectively. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, Kronos' average TiO2 selling prices in billing currencies in the third quarter of 2005 were 7% higher as compared to the third quarter of 2004, and were 9% higher for the first nine months of the year. When translated from billing currencies to U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average TiO2 selling prices in the third quarter and first nine months of 2005 increased 8% and 12%, respectively, compared to the same periods of 2004.

     Kronos'  TiO2  sales  volumes in each of the third  quarter  and first nine months of 2005 decreased 7% as compared to the same periods in 2004, with volumes lower in all regions of the world. Kronos' operating income comparisons were favorably impacted by higher production levels, which increased 2% in the first nine months of 2005 as compared to the same period in 2004. Production volumes in the third quarter of 2005 were 1% lower than the third quarter of last year. Kronos' operating rates were near full capacity in all periods, and Kronos' production volumes in the first nine months of 2005 were a new record for Kronos for a first nine-month period. Fluctuations in foreign currency exchange rates resulted in approximately a net $2 million increase in chemicals operating income for the year-to-date period (currency exchange rate fluctuations did not have a significant effect on the quarter-to-quarter comparisons). Chemicals operating income in the first nine months of 2004 includes $6.3 million of income ($3.5 million, or $.03 per diluted share, net of income taxes and minority interest) in the second quarter related to Kronos' settlement of a contract dispute with a customer.

     On September 22, 2005, the chloride-process TiO2 facility operated by Kronos' 50%-owned joint venture, Louisiana Pigment Company ("LPC"), temporarily halted production due to Hurricane Rita. Although storm damage to core processing facilities was not extensive, a variety of factors, including loss of utilities, limited access, and availability of employees and raw materials, prevented the resumption of partial operations until October 9, 2005. Operations are expected to be restored in early November 2005. LPC expects the majority of its damage and unabsorbed fixed costs for periods in which normal production levels were not achieved are covered by insurance, and Kronos believes insurance will cover its business interruption losses (subject to applicable deductibles) resulting from its share of the lost production from LPC. Chemicals operating income in the third quarter of 2005 includes approximately $1 million of costs related to Hurricane Rita (primarily Kronos' share of LPC's unabsorbed fixed costs) for which no insurance recovery has yet been recognized as the amounts are not presently determinable. The effect on the Company's financial results will depend on the timing and amount of insurance recoveries. Kronos' owned warehouse and slurry facilities located near LPC were also temporarily closed due to the storm, but property damage to these facilities was not significant.

     Component products sales increased in 2005 due primarily to sales volumes associated with a components products business acquired in August 2005, the favorable effect of fluctuations in currency exchange rates and increases in selling prices for certain products across all segments, partially offset by lower volumes for certain products. Component products operating income increased in the first nine months of 2005 as compared to the same period in 2004 as the favorable impact of a continuous focus on reducing costs were partially offset by the negative impact of foreign currency exchange rate fluctuations. Waste management sales increased in the first nine months of 2005 as compared to the same period of 2004, but its operating losses also increased in the 2005 periods as higher operating costs more than offset the effect of higher utilization of certain waste management services.

     Effective January 1, 2005, TIMET changed its method of accounting for approximately 40% of its inventories from the last-in, first-out ("LIFO") method to the specific identification cost method, representing all of its inventories previously accounted for under the LIFO method. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company has retroactively restated its consolidated financial statements to reflect its results of operations as if TIMET had accounted for such inventories under the new method for all periods presented. As a result, the Company's income from continuing operations in the third quarter and first nine months of 2004 is $239,000 and $804,000, respectively, higher than previously reported.

     TIMET's sales increased from $120.2 million in the third quarter of 2004 to $190.0 million in the third quarter of 2005, and TIMET's operating income increased from $13.4 million to $51.3 million. The improvement in TIMET's operating results in 2005 was due in part to a 66% increase in average selling prices for melted products (ingot and slab), a 35% increase in mill product average selling prices, a 9% increase in mill product sales volumes and a 14% increase in melted product sales volumes. TIMET's operating results comparisons were also favorably impacted by improved plant operating rates, which increased from 72% in the third quarter of 2004 to 77% in the third quarter of 2005, and higher gross margin from the sale of titanium scrap and other non-mill products. In addition, TIMET's operating results comparisons were negatively impacted by higher costs for raw materials. TIMET's results in the first nine months of 2005 include a second quarter pre-tax gain of $13.9 million ($2.6 million, or $.02 per diluted share, net of income taxes and minority interest to Valhi) related to the sale of certain real property adjacent to TIMET's facility in Nevada. TIMET's results in the first nine months of 2005 also include a $41.1 million income tax benefit ($11.1 million, or $.09 per diluted share, net of minority interest to Valhi) related to reversal of the valuation allowances attributable to TIMET's deferred income tax assets in the U.S. and U.K. Equity in earnings of TIMET in the third quarter of 2004 includes income of $6.3 million ($4.1 million, or $.03 per diluted share, net of income taxes) related to a nonoperating gain recognized by TIMET upon the exchange of substantially all of its convertible preferred debt securities for a new issue of TIMET preferred stock.

     General corporate interest and dividend income was higher in the third quarter and first nine months of 2005 as compared to the same periods of 2004 due primarily to a higher level of funds available for investment. Net securities transactions gains in 2005 relate principally to (i) NL's sale of shares of Kronos common stock in market transactions of $14.7 million in the first nine months of 2005 ($6.6 million, or $.05 per diluted share, net of income taxes and minority interest) and (ii) a second quarter $5.4 million gain ($3.1 million, or $.03 per diluted share, net of income taxes and minority interest) related to Kronos' sale of its passive interest in a Norwegian smelting operation. Insurance recoveries in 2005 include $1.2 million received by NL from certain insolvent former insurance carriers relating to settlement of excess insurance coverage claims received by NL. Interest expense was higher due primarily to higher outstanding levels of debt at Kronos.

     The Company's income tax expense in the third quarter of 2005 includes the net non-cash effects of (i) the aggregate favorable effects of recent developments with respect to certain non-U.S. income tax audits of Kronos, principally in Belgium and Canada, of $12.5 million ($10.8 million, or $.09 per diluted share, net of minority interest), (ii) the favorable effect of recent developments with respect to certain income tax items of NL of $10.8 million ($9.0 million, or $.08 per diluted share, net of minority interest), (iii) the unfavorable effect with respect to the loss of certain income tax attributes of Kronos in Germany of $17.5 million ($15.2 million, or $.13 per diluted share, net of minority interest) and (iv) the unfavorable effect with respect to a change in CompX's permanent reinvestment conclusion regarding its non-U.S. subsidiaries of $9.0 million ($5.1 million, or $.04 per diluted share, net of minority interest). As previously reported, the Company's income tax benefit in the second quarter of 2004 includes (i) a $268.6 million non-cash income tax benefit ($230.2 million, or $1.91 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards) and (ii) a $43.7 million non-cash income tax benefit ($36.4 million, or $.30 per diluted share, net of minority interest) related to income tax attributes of a subsidiary of NL.

     As previously reported, in January 2005 CompX completed the sale of its Thomas Regout operations in The Netherlands, and accordingly the results of operations of Thomas Regout (which reported a nominal amount of net income in the third quarter and first nine months of 2004) are classified as discontinued operations for all periods presented. Discontinued operations in 2005 relate primarily to additional expenses associated with the disposal of the Thomas Regout operations.

     As disclosed in the Company's Current Report on Form 8-K dated November 14, 2005 and filed with the Securities and Exchange Commission, the Company will file an Annual Report on Form 10-K/A for the year ended December 31, 2004 to restate its consolidated financial statements for certain matters more fully described in such Form 8-K. The Company's results of operations for the 2004 interim periods, as presented herein, have been restated for the effect of one of the matters discussed in such Form 8-K, resulting in a $1.1 million decrease, or $.01 per diluted share, in net income for the three months ended September 30, 2004 and a $1.6 million, or $.01 per diluted share, decrease in net income for the nine months ended September 30, 2004. As more fully described in such Form 8-K, such amounts relate to certain income taxes which the Company previously accounted for as a direct reduction in its stockholders' equity. The aggregate effect of the restatement, however, will be to increase the Company's stockholders' equity as of December 31, 2004. As a result of the time involved in addressing the matters described in such Form 8-K, the Company will be delayed in filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which Quarterly Report would otherwise be required to be filed today. While the Company currently believes the financial information contained in this release will be consistent with the Company's consolidated financial statements that will be contained in its Quarterly Report when filed, the financial information contained in this release is, however, subject to future correction and revision and could differ from the Company's consolidated financial statements that will be contained in its Quarterly Report when filed.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,
     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o    The timing and amount of insurance recoveries,
     o    The ability of the Company to renew or refinance credit facilities,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o The ultimate resolution of pending litigation, and o Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by GAAP, the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium metals products and waste management industries.

                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES
                              SUMMARY OF OPERATIONS
                                   (Unaudited)
                    (In millions, except earnings per share)


                                                                              Three months ended             Nine months ended
                                                                                September 30,                  September 30,
                                                                           -----------------------        ----------------------
                                                                            2004            2005            2004           2005
                                                                           ------          ------         --------        ------
 Net sales
   Chemicals                                                               $286.1         $292.1          $ 845.1       $  895.7
   Component products                                                        46.3           47.1            136.1          139.7
   Waste management                                                           4.4            3.0              6.6            7.5
                                                                           ------         ------          -------       --------

                                                                           $336.8         $342.2          $ 987.8       $1,042.9
                                                                           ======         ======          =======       ========

 Operating income
   Chemicals                                                               $ 25.8         $ 35.5          $  84.2       $  134.2
   Component products                                                         4.9            4.9             12.5           13.8
   Waste management                                                           (.5)          (2.8)            (7.3)          (9.1)
                                                                           ------         ------          -------       --------

     Total operating income                                                  30.2           37.6             89.4          138.9

 Equity in:
   TIMET                                                                     11.5           15.0             14.9           47.6
   Other                                                                      2.4            2.6              2.5            2.4

 General corporate items:
   Interest and dividend income                                               8.5            9.4             25.4           28.9
   Securities transaction gains, net                                          -             -                 -             20.2
   Insurance recoveries                                                       -              1.2               .5            2.4
   Gain on disposal of fixed assets                                           -             -                  .6           -
   General expenses, net                                                     (6.1)          (7.2)           (21.6)         (23.1)
 Interest expense                                                           (15.2)         (16.7)           (45.9)         (52.4)
                                                                           ------         ------          -------       --------

     Income before income taxes                                              31.3           41.9             65.8          164.9

 Provision for income taxes (benefit)                                        12.3           22.8           (286.8)          71.4

 Minority interest in after-tax earnings                                      2.7             .6             54.5           10.6
                                                                           ------         ------          -------       --------

     Income from continuing operations                                       16.3           18.5            298.1           82.9

 Discontinued operations                                                       .2            -                 .4            (.3)
                                                                           ------         ------          -------       --------

     Net income                                                            $ 16.5         $ 18.5          $ 298.5       $   82.6
                                                                           ======         ======          =======       ========

 Basic earnings per share
   Income from continuing operations                                       $  .14         $  .16          $  2.48       $    .70
   Discontinued operations                                                    -              -                -             -
                                                                           ------         ------          -------       -----

     Net income                                                            $  .14         $  .16          $  2.48       $    .70
                                                                           ======         ======          =======       ========

 Diluted earnings per share
   Income from continuing operations                                       $  .14         $  .16          $  2.48       $    .69
   Discontinued operations                                                    -              -                -             -
                                                                           ------         ------          -------       -----

     Net income                                                            $  .14         $  .16          $  2.48       $    .69
                                                                           ======         ======          =======       ========

 Shares used in calculation of per share amounts
   Basic earnings                                                           120.2          117.5            120.2          118.6
                                                                           ======         ======          =======       ========

   Diluted earnings                                                         120.4          117.9            120.4          119.0
                                                                           ======         ======          =======       ========

                          VALHI, INC. AND SUBSIDIARIES

                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TIO2 SELLING PRICES

                                   (Unaudited)


                                                                            Three months ended           Nine months ended
                                                                              September 30,                September 30,
                                                                              2005 vs. 2004                2005 vs. 2004
                                                                            -----------------            ---------------

Percentage change in average selling prices:
  Using actual foreign currency exchange rates                                   +8%                         +12%

  Impact of changes in foreign currency
   exchange rates                                                                -1%                         - 3%
                                                                                 --                          ---

    In billing currencies                                                        +7%                         + 9%
                                                                                 ==                          ===